UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): November 27, 2018

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Blvd., West Suite B Langhorne, PA	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2018, AquaMed Technologies, Inc. (“AquaMed”), a wholly-owned subsidiary of Alliqua BioMedical, Inc. (“Alliqua” or the “Company”), AQ TOP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AquaMed (“Merger Sub”), and TO Pharmaceuticals, LLC, a Delaware limited liability company (“TOP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into TOP, with TOP becoming a wholly-owned subsidiary of the AquaMed and the surviving company of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free contribution under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended.

The following description of the Merger Agreement, and the transactions contemplated thereby, are included to provide you with information regarding their terms. They do not purport to be a complete description and are qualified in their entirety by reference to the full text of such agreement, which it attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger will occur after the consummation by Alliqua of the following steps:

(1) Pursuant to an Asset Contribution and Separation Agreement to be entered into by and between Alliqua and AquaMed (the “Separation Agreement”) prior to consummation of the Merger, Alliqua will transfer certain assets and liabilities utilized primarily in connection with its custom hydrogels contract manufacturing business to AquaMed (the “Separation”),

(2) AquaMed will issue a to be determined number of shares of common stock to Alliqua in consideration of the contribution of assets pursuant to the Separation Agreement (the “Distribution Consideration”),

(3) Alliqua will distribute to its stockholders all of the issued and outstanding shares of common stock, par value $0.001 per share, of AquaMed by way of a pro rata dividend (the “Distribution”), and

(4) Alliqua will consummate the previously announced reverse merger transaction with Adynxx, Inc. (“Adynxx”), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 11, 2018, by and among Alliqua, Embark Merger Sub, Inc. and Adynxx.

At the effective time of the Merger, all of the outstanding membership units of TOP will be converted into the right to receive, in the aggregate, merger consideration consisting of shares of AquaMed common stock. Immediately after the effective time of the Merger and consummation of the Private Placement (as defined below), before giving effect to any fees payable in equity to financial advisors or other intermediaries, the current members of TOP and the third-party investors that participate in the Private Placement are expected to hold approximately 90% of the total number of shares of AquaMed common stock outstanding (on a fully diluted basis).

The consummation of the Merger is subject to certain customary and other conditions, including (i) the completion of the Separation and the Distribution, (ii) the effectiveness of the registration statement on Form 10 to be filed with the SEC with respect to, and the approval for listing on the NASDAQ Capital Market of, the shares of AquaMed common stock to be issued in the Distribution and the Merger, (iii) receipt of binding commitments from third-party investors to consummate a private placement of AquaMed’s common stock in a minimum aggregate amount of $10 million immediately prior to the effective time of the Merger (the “Private Placement”) (iv) the accuracy of the parties’ representations and warranties and the performance of their respective covenants contained in the Merger Agreement, and (v) receipt of an independent third-party valuation of the AquaMed common stock to be issued in the Distribution.

The Merger Agreement contains customary and other representations, warranties and covenants, including a covenant for AquaMed to use (i) commercially reasonable efforts to consummate and make effective the Separation and payment of the Distribution Consideration contemplated by the Distribution Agreement in accordance with its terms and (ii) reasonable best efforts to consummate the Private Placement.

The Merger Agreement contains certain termination rights for AquaMed and TOP, including a termination right of either AquaMed or TOP if the Merger is not consummated by February 15, 2019.

The agreements that will govern the terms of the Separation will be entered into prior to the completion of the Separation and Merger, including the Separation Agreement and a Tax Matters Agreement. Neither the Separation, Distribution nor the Merger will require the approval of the stockholders of Alliqua.

Item 8.01 Other Events.

On November 28, 2018, Alliqua issued a joint press release with TOP. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated November 27, 2018, by and among AquaMed Technologies, Inc., TO Pharmaceuticals LLC and AQ TOP, LLC

99.1	Press Release, dated November 28, 2018

*The schedules and exhibits to the merger agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: November 28, 2018	By:	/s/ Joseph Warusz
Name: Joseph Warusz
Title: Chief Financial Officer